Exhibit 5.1

Law Offices of Joseph L. Pittera
2214 Torrance Boulevard
Suite 101
Torrance, California 90501
Telephone (310) 328-3588
Facsimile (310) 328-3063

August 3, 2006

Board of Directors
Tasco Holdings International, Inc.
8885 Rehco Road
San Diego, CA

Re: Tasco Holdings International, Inc. 2006 Employee and Consultants Stock Compensation Plan

Ladies and Gentlemen:

I have acted as counsel to Tasco Holdings International, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company’s Registration Statement on Form S-8 relating to 1,500,000 shares of the Company’s common stock (the “Shares”).

In connection with the registration, I have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Certificate of Incorporation of the Company, the Bylaws of the Company, and such other documents and matters as I have deemed necessary to the rendering of the following opinion.

Based upon that review, it is my opinion that the Shares, when issued will be legally issued, fully paid, and non-assessable. I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to the application of the securities or blue sky laws of the various states of the United States to the issuance and sale of the Shares.

I consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares.

Sincerely,

/S/ Joseph Pittera

Joseph Pittera